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                        (CASH AMERICA INTERNATIONAL LOGO)


ADDITIONAL INFORMATION:                                    FOR IMMEDIATE RELEASE
Thomas A. Bessant, Jr.
(817) 335-1100

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            CASH AMERICA TO ACQUIRE 118 STORE CONSUMER FINANCE CHAIN
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Fort Worth, Texas (July 1, 2003) - - Cash America International, Inc. (NYSE:
PWN), the "Company", announced today that it has executed a purchase agreement for the future acquisition of Cashland, Inc. Cashland operates a chain of 118 consumer finance centers offering short-term cash advances, check cashing, money transfer and similar services. Based in Dayton, Ohio, Cashland has expanded its presence throughout the State through new store openings since its founding in 1987. The Company reported the initial valuation of the acquisition to be approximately $53 million, with the closing expected to take place in the next 60 days, subject to customary due diligence, approvals of regulatory agencies and financing.

Upon completion of the transaction, Cash America will expand its position as the publicly owned market leader providing small short-term loans that will reach consumers through almost 600 lending locations in 17 states and two foreign countries by year end 2003. Cash America is best known for its offering of non-recourse loans to consumers, commonly referred to as pawn loans, which are currently provided in 473 locations. During fiscal 2000 the Company began offering short-term cash advances in many of its lending locations. The positive customer response to the product led the Company to expand the offering into virtually all of its locations by the end of 2001. The addition of the complementary short-term cash advance product combined with the growth of pawn lending activities led to increases in both revenue and earnings of Cash America in subsequent periods.

"The acquisition of Cashland forwards Cash America's strategic initiative of expanding our reach into new markets with new customers and new financial services. Cashland is the largest provider of short-term cash advances in Ohio, one of the most well established markets for such products in the United States. Cashland's management team has a proven track record of successful unit expansion and profitability with its dominant short-term cash advance product. We expect this management team to continue leading Cashland's growth in future periods through the addition of newly opened locations in Ohio as well as other states. Cashland, like Cash America, is focused on the highest standards of customer service while satisfying the consumer's need for short-term capital," said Daniel R. Feehan, Chief Executive Officer of Cash America International, Inc.

The terms of the transaction provide for the initial purchase of assets for $53 million, which will be comprised of cash and shares of Cash America stock. The terms of the transaction include the potential for additional consideration to be paid to the sellers based on future earnings performance.

In a separate press release issued today, Cash America reported that it has raised its estimated range for net earnings per share for the second quarter, ended June 30, 2003. Management's revised upward estimate of second quarter earnings is not associated with the potential acquisition of Cashland.

Cash America will conduct a conference call to discuss the acquisition of Cashland on Wednesday, July 2, 2003, at 7:30 AM CST. A live web cast of the call will be available on the home page of the Company's corporate web site (www.cashamerica.com). To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software.


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Cash America International, Inc. is a provider of specialty financial services to individuals in the United States, United Kingdom and Sweden. Cash America is the largest provider of secured non-recourse loans to individuals, commonly referred to as pawn loans, through 473 locations in 17 states and two foreign countries, and the Company also offers short-term cash advances in many of its U.S. and U.K. locations. In addition, the Company provides check cashing services through its 139 franchised and Company-owned "Mr. Payroll" check cashing centers.

This release contains forward-looking statements about the business, financial condition and prospects of Cash America International, Inc. and its subsidiaries ("the Company"). The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation, changes in demand for the Company's services, the actions of third parties who offer products and services at the Company's locations, changes in competition, the ability of the Company to open new operating units in accordance with its plans, economic conditions, real estate market fluctuations, interest rate fluctuations, changes in the capital markets, changes in tax and other laws and governmental rules and regulations applicable to the Company's business, and other risks indicated in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, and, in many cases, the Company cannot predict all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as "believes", "estimates", "plans", "expects", "anticipates" and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.


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